EXHIBIT 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports, each dated March 16, 2022, relating to the consolidated financial statements of Avino Silver & Gold Mines Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 and the effectiveness of internal control over financial reporting as at December 31, 2021 included in the Annual Report on Form 20-F dated March 30, 2022, and to the reference to us in the Short Form Base Shelf Prospectus of which is a part of this Registration Statement.

/s/ Manning Elliott LLP

Vancouver, Canada

March 6, 2023